Exhibit 4.3


                           SUPPLEMENTAL INDENTURE


          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of January 1, 1999, among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Jones"), JONES APPAREL GROUP HOLDINGS, INC., a Delaware corporation ("Holding Company"), JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Company"), and THE CHASE MANHATTAN BANK, a New York State banking institution, as trustee under the indenture referred to below (the "Trustee").

                           W I T N E S S E T H :

          WHEREAS Jones has heretofore executed and delivered to the Trustee an Indenture (the "Indenture") dated as of October 2, 1998, providing for the issuance of an aggregate principal amount of $265,000,000 of 6.25% Senior Notes due 2001 (the "Securities");

          WHEREAS Section 5.01(b) of the Indenture provides that in connection with the Asset Drop-Down Transaction the Company shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, all the obligations of Jones under the Securities and the Indenture;

          WHEREAS Section 5.01(b) of the Indenture provides that under the certain circumstances specified therein Jones and the Holding Company are required to execute and deliver to the Trustee a supplemental indenture pursuant to which the Holding Company shall unconditionally assume, as a co-obligor, all the Company's obligations under the Securities and the Indenture, and Jones shall reaffirm its obligations under the Securities and the Indenture, on the terms and conditions set forth herein; and

          WHEREAS pursuant to Section 9.01 of the Indenture, Jones, the Holding Company, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Jones, the Holding Company, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

          1. Succession and Assumption. The Company hereby agrees to fully and unconditionally assume, as the successor


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operating company, all the obligations of Jones under the Securities and the Indenture and to be bound by all applicable provisions of the Securities and the Indenture.

          2. Assumption and Reaffirmation. The Holding Company hereby agrees to fully and unconditionally assume, as a co-obligor, the Company's obligations under the Securities and the Indenture and to be bound by all applicable provisions of the Securities and the Indenture. Jones hereby agrees to fully and unconditionally reaffirm, as a co-obligor, its obligations under the Securities and the Indenture and to continue to be bound by all applicable provisions of the Securities and the Indenture. The Company, the Holding Company and Jones agree that their obligations under the Securities and the Indenture shall be joint and several. Without in any way affecting the foregoing agreement, the parties hereto acknowledge that it is expected that all payments in respect of the Securities will be made by the Company.

          3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

          4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

          6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.


                                   JONES APPAREL GROUP, INC.


                                     By  /s/ Wesley R. Card
                                       ------------------------------
                                       Name: Wesley R. Card
                                       Title: Chief Financial Officer


                                   JONES APPAREL GROUP HOLDINGS, INC.


                                     By  /s/ Ira M. Dansky
                                       ------------------------------
                                       Name: Ira M. Dansky
                                       Title: President


                                   JONES APPAREL GROUP USA, INC.


                                     By  /s/ Wesley R. Card
                                       ------------------------------
                                       Name: Wesley R. Card
                                       Title: Chief Financial Officer


                                   THE CHASE MANHATTAN BANK,
                                   as Trustee


                                     By  /s/ Sheik Wiltshire
                                       ------------------------------
                                       Name: Sheik Wiltshire
                                       Title: Second Vice President